UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2016

BABCOCK & WILCOX ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36876	47-2783641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE SUITE 700 CHARLOTTE, NORTH CAROLINA	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(704) 625-4900

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
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Item 1.01	Entry into a Material Definitive Agreement

On May 20, 2016, Babcock & Wilcox Enterprises, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Agreement”) with the shareholders (the “Sellers”) of SPIG S.p.A. (“SPIG”), pursuant to which the Company or its designee will acquire all of the outstanding shares of SPIG for an aggregate purchase price of €155 million (or approximately $174 million) (the “Acquisition”). The purchase price is subject to certain working capital and other adjustments and is inclusive of the consideration for the non-compete and non solicitation covenants of the Sellers. SPIG, which is based in Arona, Italy, is a global provider of custom-engineered cooling systems and services.

The closing of the Acquisition is expected to occur during the third quarter of 2016, subject to the satisfaction of customary closing conditions, including, among other things, (1) the absence of certain legal impediments preventing the consummation of the Acquisition and (2) the expiration or termination of applicable regulatory waiting periods, or the receipt of required regulatory approvals from applicable antitrust authorities.

Each of the Sellers and the Company have made customary representations, warranties and covenants in the Agreement.

The Agreement contains customary indemnification provisions with respect to breaches of representations, warranties and covenants, and the indemnification obligations are subject to customary limitations as set forth in the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 23, 2016	BABCOCK & WILCOX ENTERPRISES, INC.
	By:	/s/ J. André Hall
J. André Hall Senior Vice President, General Counsel and Corporate Secretary